UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

______________________

Date of Report (Date of earliest event reported): August 11, 2015 (August 7, 2015)

TYCO INTERNATIONAL PLC
(Exact Name of Registrant as Specified in its Charter)

Ireland	98-0390500
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-13836
(Commission File Number)

Unit 1202, Building 1000, City Gate
Mahon, Cork, Ireland
(Address of Principal Executive Offices, including Zip Code)
353-21-423-5000
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01     Entry into a Material Definitive Agreement
Revolving Credit Facilities
On August 7, 2015, Tyco International Finance S.A. (“TIFSA”), a wholly owned indirect subsidiary of Tyco International plc (“Tyco”), entered into an Amended and Restated Five-Year Senior Unsecured Credit Agreement among TIFSA, as the borrower, Tyco as Guarantor, each of the initial lenders named therein, Citibank, N.A. as administrative agent, and Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch Pierce, Fenner & Smith, as bookrunners and lead arrangers, providing for revolving credit commitments in the aggregate amount of $1,500,000,000 (the “New Credit Agreement”). The New Credit Agreement amends and restates TIFSA's existing Five-Year Senior Unsecured Credit Agreement, dated June 22, 2012 (the “2012 Credit Agreement”), which provided for revolving credit commitments in the aggregate amount of $1,000,000,000, and which was scheduled to expire in June 2017.
The New Credit Agreement has a scheduled maturity date of August 7, 2020 and includes an option for TIFSA to extend, on the first and second anniversaries of the effective date, the term of the facility for successive one-year periods, subject to, among certain other terms and conditions, the consent of lenders holding greater than 50% of the commitments then outstanding under the agreement. The New Credit Agreement also includes an option for the borrower to request an increase in the aggregate principal amount of the commitments, subject to satisfying the conditions therefor, including obtaining increased commitments from the lenders or new commitments from third-party financial institutions. The commitments under the New Credit Agreement may be increased up to the amount of $1,750,000,000.
Borrowings under the New Credit Agreement may be borrowed in U.S. dollars and used for general corporate purposes. The obligations under the Agreement are unconditionally and irrevocably guaranteed by Tyco and by Tyco Fire & Security Finance S.C.A., an indirect wholly owned subsidiary of Tyco. No proceeds from the New Credit Agreement were drawn down at closing.
Borrowings under the New Credit Agreement will bear interest at a rate per annum equal to, at the option of the borrower, (1) LIBOR plus an applicable margin based on the corporate credit ratings of TIFSA, or (2) an alternate base rate equal to the highest of (i) Citibank, N.A.’s base rate, (ii) the federal funds effective rate plus 1/2 of 1% and (iii) one-month LIBOR plus 1%, in each case plus an applicable margin based on the corporate credit ratings of TIFSA.
The New Credit Agreement also requires payment to the lenders of a facility fee on the amount of the lenders’ commitments under the facility from time to time at rates based on the applicable corporate credit ratings of TIFSA. Voluntary prepayments on the loans and voluntary reductions of the unutilized portion of the commitments under the facility are permissible without penalty, subject to certain conditions pertaining to minimum notice and minimum reduction amounts.
The New Credit Agreement contains affirmative and negative covenants that we believe are usual and customary for senior unsecured credit agreements, including a financial covenant requiring the maintenance of a 3.5 to 1.0 leverage ratio, which is the ratio of Tyco’s consolidated debt to its consolidated EBITDA, each as defined in the New Credit Agreement.
The negative covenants in the New Credit Agreement are substantially similar to those in the 2012 Credit Agreement and include, among other things, limitations (each of which is subject to customary exceptions for financings of this type) on our ability to:

•	grant liens;

•	enter into transactions resulting in fundamental changes (such as mergers or sales of all or substantially all of the assets of TIFSA or Tyco);

•	restrict subsidiary dividends or other subsidiary distributions;

•	enter into transactions with affiliates;

•	permit subsidiaries to provide guarantees to other material debt;

•	and incur additional subsidiary debt.
The New Credit Agreement also contains customary events of default (subject to grace periods, as appropriate) including among others: nonpayment of principal, interest or fees; breach of the financial, affirmative or negative covenants; inaccuracy of the representations or warranties in any material respect; payment default on, or acceleration of, other material indebtedness; bankruptcy or insolvency; material unsatisfied judgments; certain ERISA violations; invalidity or unenforceability of the New Credit Agreement or other documents associated with the New Credit Agreement; and a change of control.

Item 1.02	Termination of a Material Definitive Agreement
See disclosure contained in Item 1.01 above, which is incorporated herein by reference.

Item 8.01	Other Events
On August 11, 2015, TIFSA notified holders of its 8.5% Notes due 2019 that it will redeem for cash the entire $364,291,000 aggregate principal amount of Notes outstanding (the "2019 Notes"). The 2019 Notes are redeemable at a redemption price that includes a make-whole premium, plus any interest accrued and unpaid up to, but excluding, the redemption date. The redemption is expected to occur on September 16, 2015. Depending on market conditions, the Company expects to use proceeds from the issuance of long-term debt or a combination of cash on hand and short term borrowings to fund the redemption.
Item 9.01    Financial Statements and Exhibits

Exhibit No.	Description
10.1
Amended and Restated Five-Year Senior Unsecured Credit Agreement, dated as of August 7, 2015, among Tyco International Finance, S.A., Tyco International plc, each of the initial lenders named therein, Citibank, N.A., as administrative agent, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill, Lynch, Pierce, Fenner & Smith, as bookrunners and lead arrangers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYCO INTERNATIONAL PLC
(Registrant)

	By:	/s/ ANDREA GOODRICH
Andrea Goodrich
Vice President and Corporate Secretary

Date: August 11, 2015

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